                                                                    EXHIBIT 23.1



                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

We consent to incorporation by reference in the registration statement on Form S-8 dated January 30, 2001 of Metron Technology N.V. of our report dated July 6, 2000, relating to the consolidated balance sheets of Metron Technology N.V. and subsidiaries as of May 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 2000, which report appears in Metron's Annual Report on Form 10-K for the fiscal year ended May 31, 2000, as amended.

                                                     /s/ KPMG LLP

Mountain View, California
January 30, 2001